Exhibit 99.1

LuxUrban Hotels Signs Master Lease Agreement to Operate

Luxury Hotel in New York City Adding 204 Units to Property Portfolio

MIAMI, FL – May 15, 2023 - LuxUrban Hotels Inc. (Nasdaq: LUXH) (or “the Company”), which utilizes an asset-light business model to lease entire hotels on a long-term basis and rent out hotel rooms in these properties in key major metropolitan cities, announced today that it has signed a 25-year Master Lease Agreement (MLA), inclusive of two five-year options, to operate Hotel 57 in midtown Manhattan (“Hotel 57”). The Company expects to commence operations at Hotel 57 during the current second quarter of 2023.

Hotel 57, which will operate under the “LuxUrban Ultra” brand, is a four-star, 204-unit property housed in an historic building on 57th Street in midtown Manhattan. Hotel 57 offers quiet accommodations and upscale amenities in one of the most desirable locations in New York City, providing easy access to the world-famous shops of 5th Avenue, Central Park, St. Patrick’s Cathedral, and Rockefeller Center.

“This latest property will be among the finest in our portfolio,” said Brian Ferdinand, Chairman and CEO of LuxUrban Hotels. “Hotel 57 will join our previously announced planned opening of the Condor Hotel in Brooklyn on or about July 1 and result in LuxUrban operating eight hotels in New York City. This growth is coming at an opportune time, as business and leisure travel in New York City is on the rise and approaching pre-pandemic levels of tourism.”

Updated Property Summary

As of March 31, 2023, we leased 12 properties with 1,034 units available for rent. As of May 15, 2023, we leased 20 properties with 1,807 units and our portfolio is as follows:

Property	# of Units	Property Type	Lease Term	Lease Remaining at 3/31/23 (years)	Extension Option (remaining at 3/31/23)	Annual Escalation	Date Commenced
1200 O: 1200 Ocean Dr Miami Beach, FL 33139	24	Entire building, licensed for hotel like Rentals	10-year	3.8	None	3%	12/31/2016

Blakely: 136 W 55th St, New York, NY 10105(1)	117	Licensed hotel	15-year	13.6	10-year	3%	11/1/2021

Herald: 71 W 35th St, New York, NY 10001	168	Licensed hotel	15-year	14.2	None	3%	6/2/2022

Variety: 1700 Alton Rd Miami Beach, FL 33139	68	Licensed hotel	5.5-year	3.5	None	3%	3/26/2021

Impala / Flora: 1228 Collins Ave, Miami Beach, FL 33139	48	Licensed hotel	5-year	3.5	10-year	3%	10/1/2021

Astor: 956 Washington Ave, Miami Beach, FL 33139	42	Licensed hotel	5-year	4.0	5-year	4%	4/15/2022

Georgetown: 1000 29th St NW, Washington, DC 20007	79	Licensed hotel	10-year	9.3	10-year	3%	8/1/2022

Lafayette: 600 St Charles Ave, New Orleans, LA 70130	60	Licensed hotel	19.4-year	19.0	None	2%	11/1/2022

Woodley: 2869 28th Street Northwest, Washington, DC 20008	16	Licensed hotel	10-year	9.5	10-year	2.5%	9/1/2022

Washington: 8 Albany Street, New York, NY 10006	217	Licensed hotel	15.2-year	14.9	None	2%	9/20/2022

Townhouse: 150 20th St, Miami Beach, FL 33139	70	Licensed hotel	11.2-year	11.1	10-year	3%	3/1/2023

Tuscany: 120 E 39th Street, New York, NY 10016	125	Licensed hotel	15.0-year	14.8	10-year	2%	1/1/2023

			Weighted Avg.	Weighted Avg.	Weighted Avg. (1)	Weighted Avg.

Subtotal Operating Units as of 3/31/2023(2)	1,034		13.0	12.1	16.7	2.6%

O Hotel: 819 South Flower Street, Los Angeles, CA 90017	68	Licensed hotel

Bogart: 101 Bogart Street, Brooklyn, NY 11206	65	Licensed hotel

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Be Home: 741 8th Avenue, New York, NY 10036	44	Licensed hotel

Trinity: 741 8th 851 South Grand Avenue, Los Angeles, CA 90017	179	Licensed hotel

Condor: 56 Franklin Ave, Brooklyn, NY 11205	35	Licensed hotel

Hotel 57: 130 East 57th Street, New York, NY 10022	204	Licensed hotel

Hanbee Hotel: 231 Grand St, New York, NY 10013	101	Licensed hotel

MB Hotel: 63 Chrystie St, New York, NY 10002	77	Licensed hotel

Under lease	1,807

(1)	Averages are weighted by unit count.
(2)	The average remaining term on our properties, as of March 31, 2023, was 12.1 years, and inclusive of extension options was 16.7 years.

Our units by location as of May 15, 2023 are as follows:

Location	Miami Beach	New York	NOLA	DC	LA	Total
Units	252	627	60	95	-	1,034
Properties at March 31, 2023	5	4	1	2	-	12

Properties added after March 31, 2023
Units	-	526	-	-	247	773
Properties	-	6	-	-	2	98

Total
Units	252	1,153	60	95	247	1,807
Properties	5	10	1	2	2	20

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LuxUrban Hotels Inc.

LuxUrban Hotels Inc. utilizes an asset light business model to lease entire hotels on a long-term basis and rent out hotel rooms in the properties it leases to business and vacation travelers through the company’s online portal and third-party sales and distribution channels. The company currently manages a portfolio of hotel rooms in New York, Washington D.C., Miami Beach, New Orleans and Los Angeles. As of March 31, 2023, the company has 1,034 hotel rooms available for rent and seeks to rapidly build its portfolio on favorable economics through the acquisition of additional accommodations that were dislocated or are underutilized as a result of the pandemic and current economic conditions. In late 2021, the company commenced the process of winding down its legacy business of leasing and re-leasing multifamily residential units, as it pivoted toward its new strategy of leasing hotels. This transition has been substantially completed.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the anticipated success of the transactions contemplated by this press release, ability to commence operations on the terms and timing that the Company expects, expectations regarding New York City visitor growth, expectations regarding future leasing activity, expected units operational, and the Company’s ability to commercialize efficiently and profitably the properties it leases and will lease in the future. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption “Risk Factors” in our public filings with the SEC, including in Item 1A of our 10-K for the year ended December 31, 2022. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved". Forward-looking information may relate to anticipated events or results including, but not limited to business strategy, leasing terms, high-level occupancy rates, and sales and growth plans. The financial projections provided herein are based on certain assumptions and existing and anticipated market, travel and public health conditions, all of which may change. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

CONTACT

LuxUrban Hotels Inc.	The Equity Group Inc.
Shanoop Kothari	Devin Sullivan, Managing Director
President & Chief Financial Officer	dsullivan@equityny.com
shanoop@luxurbanhotels.com

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